UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 23, 2003

Commission File Number	Registrant; State of Incorporation Address and Telephone Number	I.R.S. Employer Identification No.

1-14768	NSTAR	04-3466300
800 Boylston Street
Boston, Massachusetts 02199
Telephone (617) 424-2000

Item 5.  Other Events

PRESS RELEASES

On January 23, 2003, NSTAR issued the following press release.

Contact:
Name:  Philip J. Lembo
Phone:  (617) 424-2414

For Immediate Release                                                                                                January 23, 2003

NSTAR Reports Earnings for the Year and Fourth Quarter 2002

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $3.05 and $3.03 per basic and diluted common share for the year ended December 31, 2002, compared to a loss of $0.05 per basic and diluted share for 2001.  Reported earnings include non-cash, after-tax charges of $0.33 and $3.28 per basic share for 2002 and 2001, respectively, associated with the company’s investment in RCN Corporation (Nasdaq: RCNC).  Excluding theses charges, earnings were $3.38 and $3.37 per basic and diluted common share for the year ended December 31, 2002 compared to $3.23 and $3.22 for the same period in 2001.

The company also reported earnings of $0.92 per basic and diluted common share for the fourth quarter of 2002 compared to $0.53 and $0.52 per basic and diluted share for the same period in 2001.   Reported earnings for 2002 include a tax benefit, that was offset by an additional impairment charge, both relating to the company’s investment in RCN Corporation.  Excluding this net benefit, earnings were $0.74 and $0.73 per basic and diluted common share, respectively, compared to $0.53 and $0.52 for the same period last year.

The increase in earnings for the quarter was primarily due to a 4.3% increase in electric sales and a 40.1% increase in gas sales driven by extremely cold weather as compared to a very mild winter in 2001.  Heating degree days for the current quarter were 33% greater than last year and 9% greater than normal.  A 2.4% decline in operations and maintenance expense and a lower preferred dividend requirement also contributed to the increase in earnings for the quarter, while higher interest costs had a negative impact.

Chairman, President and Chief Executive Thomas J. May said, “We at NSTAR are proud of what we were able to accomplish as a team in 2002.  NSTAR invested millions of dollars to increase the reliability and capacity of our electric system – our reliability was the best in over a decade.  Despite record-breaking summer heat and an unprecedented demand for electricity we were able to significantly improve service for our customers.”

May added, our shareholders also benefited from our solid “A” level credit ratings and our strong total shareholder return – outperforming both the S&P 500 and EEI Index of 65 utility companies over the past 1, 5 and 10 years.

Management offers the following guidance for the year 2003:

a)	Due to a challenging economic environment, unit sales of electricity are expected to grow at approximately 1%.
b)	Despite a projected $10 million increase in pension and postretirement benefits expense, total operations and maintenance expense is expected to remain flat.
c)	In order to continue to deliver the highest possible service levels for customers, capital investments are expected to be approximately $300 million.
d)	Basic earnings per share from operations are expected to be in the $3.35 - $3.45 range.

Comparative results for the fourth quarter and year-end periods were as follows (1):

Financial Data (in thousands, except per share data)

3 months ended December 31:	(unaudited 2002)	2001	% Change
Operating revenues	$694,755	$703,993	(1.3)%
Net income:
After RCN (2)	$49,466	$29,111	69.9%
Before RCN	$39,542	$29,111	35.8%
Preferred dividends	$490	$1,157	(57.6)%
Earnings per share:
After RCN (2):
Basic	$0.92	$0.53	73.6%
Diluted	$0.92	$0.52	76.9%
Before RCN
Basic	$0.74	$0.53	39.6%
Diluted	$0.73	$0.52	40.4%
Weighted average number of shares:
Basic	53,033	53,033	-%
Diluted	53,310	53,254	0.1%
Dividends declared per common share	$0.54	$0.53	1.9%

Year ended December 31:	(unaudited 2002)	2001	% Change
Operating revenues	$2,719,067	$3,191,836	(14.8)%
Net income:
After RCN (3)	$163,667	$3,201	NM
Before RCN	$181,344	$177,145	2.4%
Preferred dividends	$1,960	$5,627	(65.2)%
Earnings (loss) per share:
After RCN (3):
Basic	$3.05	$(0.05)	NM
Diluted	$3.03	$(0.05)	NM
Before RCN
Basic	$3.38	$3.23	4.6%
Diluted	$3.37	$3.22	4.7%
Weighted average number of shares:
Basic	53,033	53,033	-%
Diluted	53,297	53,216	0.2%
Dividends declared per common share	$2.13	$2.075	2.7%

(1) More detailed financial information is included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission today.

(2) Results for the fourth quarter of 2002 include a net tax benefit of $9.9 million, or $0.19 per basic share, that reflects the recognition of a deferred tax benefit of $19.6 million, or $0.37 per share, related to NSTAR’s investment in RCN Corporation offset, in part, by an additional impairment charge of $9.7 million, or $0.18 per share, related to a further decline in RCN Corporation’s share price.

(3) Results for the year 2002 include net impairment charges related to the RCN Corporation investment of $17.7 million, or $0.33 per share, compared to a charge of $173.9 million, or $3.28 per share, in 2001.  Results for 2001 also include an after-tax charge of $4.9 million, or $0.09 per share, related to the shutdown of a district energy facility.

NM – Not meaningful

Forward-Looking Statements

This earnings release contains management’s guidance, which constitutes forward-looking statements.  Such statements involve risk and uncertainties.  These statements are based on the current expectations, estimates, or projections of management.  Future performance is likely to vary.  Actual results or outcomes could differ materially as a result of such important factors as further actions by state and federal regulatory bodies setting utility rates, adopting or modifying cost recovery, accounting or rate-setting mechanisms; new laws and regulations, or new interpretations of existing laws and regulations, relating to taxes, and other matters; changes in prices of electricity; weather conditions; the ability to expand new businesses; the impacts of various environmental and legal issues and other unforeseen events.  These statements are based on the current expectations, estimates, or projections of NSTAR’s management and should not be considered a continuing reaffirmation that our outlook has not changed.  We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

Profile

As Massachusetts’ largest investor-owned electric and gas utility with revenues of $2.7 billion and assets totaling $6 billion, NSTAR transmits and delivers electricity and natural gas to 1.3 million customers throughout Massachusetts, including 1.1 million electric customers in 81 communities and 247,000 gas customers in 51 communities.  The company, headquartered in Boston, MA, provides regulated electric and gas utility services and is also engaged in other non-regulated activities.  For more information, go to www.nstaronline.com.

Item 7.  Financial Statements and Exhibits

(c)  Filed herewith as Exhibit 99 are Condensed Consolidated Statements of Income for the quarters and years ended December 31, 2002 and 2001, Condensed Consolidated Balance Sheets at December 31, 2002 and 2001 and unit sales data for NSTAR.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NSTAR
(Registrant)
Date: January 23, 2003	By:	/s/ R. J. WEAFER, JR
Robert J. Weafer, Jr.
Vice President, Controller
and Chief Accounting Officer